Exhibit 99.1

News Release
For more information, please contact:
Media: Teresa Paulsen
Vice President, Communication & External Relations, ConAgra Foods
402-240-5210 or 402-290-6713
Teresa.paulsen@conagrafoods.com

Investors: Chris Klinefelter
Vice President, Investor Relations,
ConAgra Foods
402-240-4154
Chris.klinefelter@conagrafoods.com

F O R    I M M E D I A T E    R E L E A S E

CONAGRA FOODS ANNOUNCES SEAN CONNOLLY AS NEW CEO

Connolly will assume role from Gary Rodkin in April

OMAHA, Neb., Feb. 12, 2015 – ConAgra Foods, Inc. (NYSE: CAG) is announcing today Sean M. Connolly as its new chief executive officer. Connolly will replace Gary M. Rodkin, current CEO of ConAgra Foods, effective April 6.

Connolly, 49, was president and CEO of The Hillshire Brands Company from the time of its formation as an independent company in 2012 to its sale to Tyson Foods in August 2014. Prior to his Hillshire Brands leadership, Connolly was chief executive officer for Sara Lee North American Retail and Foodservice, as well as president, Campbell Soup North America.

“We are thrilled to have Sean join ConAgra Foods as our new CEO,” said Steve Goldstone, chairman of ConAgra Foods’ Board of Directors. “His track record of building brands, energizing teams, and creating value makes him an ideal fit. We are confident he will infuse focus and enthusiasm at ConAgra Foods.”

Rodkin announced in August 2014 his impending retirement, which will take place at the end of ConAgra Foods’ fiscal year, May 31, 2015. From April 6 to his retirement, Rodkin will serve as advisor to the company.

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“The entire board thanks Gary for his leadership of ConAgra Foods of almost 10 years,” Goldstone continued. “Our company was a very different place in 2005 when Gary arrived, and we sincerely appreciate his vision and tenacity in making huge strides in the company’s portfolio and performance. We expect a smooth transition from Gary to Sean over the next several months.”

Connolly is an experienced leader in the food industry. Prior to his roles at Hillshire, Sara Lee and Campbell’s, Connolly managed numerous brands in the food and beverage division at Procter & Gamble. He has used his general management, marketing, and innovation skills to improve business performance across a diverse range of food and beverage categories and channels of trade, with a focus on innovation and disciplined execution. Connolly earned his bachelor’s degree in economics from Vanderbilt University, and his Master of Business Administration from the University of Texas at Austin.

Connolly will join ConAgra Foods March 3 as CEO-elect, and will work with Rodkin on transitioning.

“I’m excited to begin my new role at ConAgra Foods,” said Connolly. “The company has a unique portfolio and a motivated team. I’m looking forward to transitioning with Gary, and creating a lot of value over time.”

About ConAgra Foods

ConAgra Foods, Inc., (NYSE: CAG) is one of North America’s largest packaged food companies with branded and private branded food found in 99 percent of America’s households, as well as a strong commercial foods business serving restaurants and foodservice operations globally. Consumers can find recognized brands such as Banquet®, Chef Boyardee®, Egg Beaters®, Healthy Choice®, Hebrew National®, Hunt’s®, Marie Callender’s®, Orville Redenbacher’s®, PAM®, Peter Pan®, Reddi-wip®, Slim Jim®, Snack Pack® and many other ConAgra Foods brands, along with food sold by ConAgra Foods under private brand labels, in grocery, convenience, mass merchandise, club and drug stores. Additionally, ConAgra Foods supplies frozen potato and sweet potato products as well as other vegetable, spice, bakery and grain products to commercial and foodservice customers. ConAgra Foods operates ReadySetEat.com, an interactive recipe website that provides consumers with easy dinner recipes and more. For more information, please visit us at www.conagrafoods.com.

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